Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Appoints Charles F. Benton to Board of Directors

EXTON, PA - (Marketwire - June 27, 2012) WPCS International Incorporated (NASDAQ: WPCS), a leader in design-build engineering services for communications infrastructure, has announced the appointment of Charles F. Benton as a director effective July 1, 2012.

Mr. Benton has over thirty years of experience in finance, operations and business development with major corporations. Currently, he directs the distribution services and supply chain for Charming Shoppes, Inc. which is a leading national specialty retailer of women’s apparel operating 1,832 retail stores in 48 states.

Mr. Benton also worked twenty years for Consolidated Rail Corporation (CONRAIL) where he was responsible for finance, operations and business development. He is a graduate of St. Joseph’s University with a degree in accounting. He resides in Wynnewood, Pennsylvania.

Andrew Hidalgo, Chairman and CEO of WPCS International Incorporated commented, “We are very pleased to have Charlie join our board of directors. Throughout his career at Charming Shoppes and CONRAIL, he has been a significant contributor to the growth and cost efficiency of each company. Here at WPCS, his leadership and vision will be a valuable asset in the areas of business development and financial reporting. I look forward to his involvement as we continue to focus on building shareholder value.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of wireless technology. The company serves the specialty communication systems and wireless infrastructure sectors and provides services that include site design, technology integration, electrical contracting, construction and project management for corporations, government entities and educational institutions worldwide. For more information, please visit www.wpcs.com

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements involve risks and uncertainties and are subject to change at any time.  The company’s actual results could differ materially from expected results.  In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward looking statements.

CONTACT:

WPCS International Incorporated
610-903-0400 x101
ir@wpcs.com